CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Crestar Financial Corporation:

We consent to incorporation by reference in Registration Statement No. 33-64351 on Form S-3, in Registration Statement No. 333-00049 on Form S-8, in Registration Statement No. 333-19321 on Form S-8, in Registration Statement No. 333-32807 on Form S-8, in Registration Statement No. 333-32817 on Form S-8, in Registration Statement No 333-40353 on Form S-8, in Registration Statement No. 333-40355 on Form S-8, in Registration Statement No. 333-40591 on Form S-8 and in Registration Statement No. 333-40619 on Form S-8 of Crestar Financial Corporation of our report dated January 14, 1998, relating to the consolidated balance sheets of Crestar Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Crestar Financial Corporation. Our report refers to our reliance on another auditors' report with respect to amounts related to Citizens Bancorp included in the aforementioned consolidated financial statements.


Richmond, Virginia
March 24, 1998